Corning Natural Gas Corporation
NEWS RELEASE

CONTACT:	Jerry Sleve
Vice President - Administration
Phone:	(607) 936-3755 ext. 223
Fax:	(607) 962-2844
Date:	December 19, 2008

FOR IMMEDIATE RELEASE

Corning Natural Gas Files Annual Report and Reinstates Dividend

Corning, N.Y. (Friday, December 19, 2008) — In its annual filing with the Securities and Exchange Commission, Corning Natural Gas Corporation reported 2008 earnings of $1,006,349 or $1.24 per share, compared to $259,545 or $0.49 per share in 2007.  Mike German, Corning Natural Gas Corporation President and CEO stated “the Company believes that the 2008 results were a major step toward the financial recovery of the Company and looks forward to 2009 to continue that trend.”  Positive results reported in the 10-K include an increase in utility plant of slightly more than $4 million, an increase in operating margin of $1.4 million and an increase in shareholder equity from $8.88 per share to $9.64 per share.

“The Company remains focused on improved customer service, enhancing opportunities for economic development, improving system reliability and continuous infrastructure improvements,” said Jerry Sleve, Vice President of Administration.  During 2008, the Company completed approximately $4 million in infrastructure improvements and expansion.  It also refinanced a large portion of the Company’s debt at a substantially improved interest rate.

As a result of the Company’s improved financial condition, the Corning Natural Gas Board of Directors, at its December 2008 board meeting, authorized the reinstatement of a common stock dividend.  The Board approved a payment of a dividend of $0.12/share quarterly beginning in the second quarter of 2009.  The first dividend would be payable to shareholders of record as of March 31, 2009.  The reinstatement of the dividend is subject to NYSPSC approval.  The Company petitioned the PSC for approval in September and no public comments were received by the Commission during the comment period.  However, there can be no guaranty that the NYSPSC will approve lifting their restriction on the Company paying a dividend.

Forward-Looking Statements
This press release may contain statements that, to the extent they are not recitations of historical facts, constitute “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995 (Reform Act).  All such forward-looking statements are intended to be subject to the safe harbor protection provided by the Reform Act.  A number of important factors affecting Corning’s business and financial results could cause actual results to differ materially from those stated in the forward-looking statements.

About Corning Natural Gas
Corning Natural Gas Corporation, headquartered in Corning, New York, was incorporated in 1904.  Corning is a local distribution company (LDC) that provides natural gas service to approximately 14,500 customers through nearly 400 miles of pipeline in the Southern Tier of New York State.